INVESTOR RELATIONS CONTACTS:
JASON BLOOM 250 477 9969
JENS BIERTUMPEL 604 682 1799


         FLEXIBLE SOLUTIONS REPORTS FIRST QUARTER 2005 FINANCIAL RESULTS

     A CONFERENCE CALL IS SCHEDULED FOR TUESDAY, MAY 17 AT 11:30 A.M. EASTERN TIME, AND 8:30 AM PACIFIC TIME.

VICTORIA, CANADA., MAY 13, 2005 - FLEXIBLE SOLUTIONS INTERNATIONAL, INC. (AMEX:
FSI, FRANKFURT: FXT), the developer and manufacturer of biodegradeable and environmentally safe water and energy conservation technology, as well as anti-scalant bio-polymers today announces the first quarter results for the period ended March 31, 2005.

Sales in the first quarter were up substantially to $2,019,581 compared with $488,110 in the corresponding period a year ago, resulting in a net income of $54,199, or $ 0.00 per basic average weighted share, compared with a net loss of $250,861, or $0.02 per basic weighted average share, in the first quarter 2004. Basic weighted average shares used in computing per share amounts for the quarters were 11,831,916 and 11,807,801 respectively.

Cash flow from operating activities was also up significantly to $245,702, or $0.02 per share, as compared with a loss of $173,974, or $0.01 per share in the year ago period. The difference in net income versus cash flow, in this quarter, was the result of non-cash items such as depreciation and option expenses.

"A substantial rise in sales from the NanoChem Division was the biggest reason for the increase in net income and cash flow" says CEO Dan O'Brien. "Furthermore, the planned elimination of the Company's debt in Q2, will add approximately $31,000 to operating cash flow each quarter beginning third quarter 2005. The strong first quarter financial results confirm the value of acquiring of the NanoChem Division in June 2004 and the Company anticipates continued strong growth from this Division."

CEO Dan O'Brien and CFO Fred Kupel will host a conference call for members of the investment community at 11:30 am Eastern time (8:30pm Pacific time), on Tuesday May 17th, 2005. For information on how to join the call, please contact Ben Seaman at (250) 477-9969 or ben@flexiblesolutions.com. There will be a limit to the number of callers who may participate.

                      FLEXIBLE SOLUTIONS INTERNATIONAL INC.
                             Selected Financial Data
                 For 3 Months Ended March 31, 2005 (Un-audited)
                                                             2005        2004
                                                             ----        ----
Sales                                                    $2,019,581    $488,110
Net Income (loss)                                           $54,199   ($250,861)
Net Income (loss) per Common share - Basic                    $0.00       (0.02)
Operating Cash Flow
     (excluding depreciation and option expenses)          $245,702   ($173,974)
Operating Cash Flow per share                                 $0.02      ($0.01)
Weighted Avg.
     Shares used in computing per share amounts - Basic  11,831,916  11,807,801

ABOUT FLEXIBLE SOLUTIONS INTERNATIONAL:
Flexible Solutions International Inc. (www.flexiblesolutions.com), based in Victoria, British Columbia, Canada, is the developer and manufacturer of WaterSavr, the world's first commercially viable water evaporation retardant. FSI is an environmental technology company specializing in energy and water conservation products for drinking water, agriculture, industrial markets and swimming pools throughout the world. WaterSavr reduces evaporation by up to 30% on reservoirs, lakes, aqueducts, irrigation canals, ponds and slow moving rivers. Heatsavr, a "liquid blanket" evaporation retardant for the commercial swimming pool and spa markets, also reduces humidity and lowers water heating costs, resulting in energy savings of 15% to 40%. The Company's Ecosavr product targets the residential swimming pool market. The Company's NanoChem Solutions, Inc., subsidiary specializes in environmentally friendly "green chemistry" water soluble products utilizing thermal polyaspartate (TPA) biopolymers, beta-proteins manufactured from the common biological amino acid, L-aspartic acid.

SAFE HARBOR PROVISION:
The Private Securities Litigation Reform Act of 1995 provides a "Safe Harbor" for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward looking statement with respect to events, the occurrence of which involve risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the company is detailed from time to time in the company's reports filed with the Securities and Exchange Commission.

Investor Relations contacts:      Flexible Solutions International - Head Office
Jens Biertumpel                                                      Jason Bloom
Tel: 604.682.1799                       Tel:  (250) 477.9969 Fax: (250) 477.9912
                                              Email:  info@flexiblesolutions.com

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                                              -------------------------

For more information about Flexible Solutions and its products please visit www.flexiblesolutions.com
-------------------------


FLEXIBLE SOLUTIONS INTERNATIONAL INC.
615 Discovery Street
Victoria  BC  V8T 5G4
Tel: 250.477.9969  fax: 250.477.9912
Toll free: 800.661.3560